EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into this Amendment No. 1 to Current Report on Form 8-K/A dated October 20, 2011 of Legend Oil and Gas, Ltd. (the “Company”) of our report dated April 9, 2010, to the Board of Directors of the Company relating to the consolidated balance sheet of the Company as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

/s/ Robison Hill & Co.

Certified Public Accountants

Salt Lake City, Utah

November 23, 2011